OFFICE DEPOT'S FORMER PRESIDENT/COO JOINS ADSOUTH PARTNER'S MANAGEMENT TEAM

Boca Raton, Florida May 6, 2004: AdSouth Partners (OTCBB: ADPR) is pleased to announce that Mark Begelman, the former President and Chief Operating Officer of Office Depot stores has joined as a management consultant to Adsouth Partners. Mr. Begelman will provide leadership and direction to the Adsouth management team, drawing upon his extensive experience managing the superstore office supplies chain. Under his direction Office Depot opened over 465 new stores with revenues of over $5.5 billion dollars. Mr. Begelman was awarded Ernst & Young Entrepreneur of the Year on two separate years. Mr. Begelman was also awarded the Financial News CEO of the year in 1993.

“I am excited to have joined such a dynamic team of individuals here at Adsouth. I am equally impressed with the business model of combining direct response marketing with acquired products to create more competitive and effective campaigns in launching these products over both television and other media,” stated Mr. Begelman. Begelman joined Office Depot in 1991 after the company merged with a California chain he had co-founded.

“The addition of Mr. Begelman to our team further enhances our collective management capabilities and we look forward to working with Mark this year,” stated Mr. John Acunto, CEO and Chairman of Adsouth.

John Cammarano, President (561) 750-0410

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the company’s Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.